Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934. This description also summarizes relevant provisions of the General Corporation Law of Delaware (the “DGCL”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL and our certificate of incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated bylaws (our “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of the DGCL for additional information.

DESCRIPTION OF COMMON STOCK

We are presently authorized to issue 300,000,000 shares of $0.000041666 par value common stock. As of December 31, 2019, we had issued and outstanding 126,411,808 shares of common stock

We have one class of common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders and do not have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use, subject to any preferential dividend rights of outstanding preferred stock. They are also entitled to share on a pro rata basis in any distribution to our common stockholders upon our liquidation, dissolution or winding up, subject to the prior rights of any outstanding preferred stock. Common stockholders do not have preemptive rights to subscribe to any additional stock issuances by us, and they do not have the right to require the redemption of their shares or the conversion of their shares into any other class of our stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

The following provisions of our Certificate of Incorporation, and our Bylaws, could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

•our Certificate of Incorporation and bylaws prohibit our stockholders from filling board vacancies, calling special stockholder

•our Certificate of Incorporation and bylaws require advance written notice of stockholder proposals and director nominations;

•our Certificate of Incorporation requires any action instituted against our officers or directors in connection with their service to us to be brought in the state of Delaware.

•our bylaws provide that our board of directors will establish the authorized number of directors from time to time;

•our bylaws provide for the removal of a director only with cause and by the affirmative vote of the holders of at least two-thirds of the shares then entitled to vote at an election of our directors;

•our Certificate of Incorporation does not permit cumulative voting in the election of directors; and

•our Certificate of Incorporation permits our board of directors to determine the rights, privileges and preferences of any new series of preferred stock, some of which could impede the ability of a person to acquire control of our company.

In addition, we are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

Further, our Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, creditors or other constituents, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws, or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Certificate of Incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and employees. Further, this choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

The transfer agent and registrar of our common stock is Continental Stock Transfer and Trust Company. The address of our transfer agent and registrar is 1 State Street, 30th Floor, New York, New York 10004, and its telephone number is (212) 509-4000.

Our common stock is traded on The Nasdaq Global Market under the symbol “IOVA.”

DESCRIPTION OF PREFERRED STOCK

We have authority to issue 50,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2019, we had issued and outstanding 194 shares designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) that are convertible into 97,000 shares of common stock, and 3,581,119 shares designated as Series B Preferred (the “Series B Convertible Preferred Stock”) that are convertible into 3,581,119 shares of common stock. There are no other series of shares of our preferred stock currently issued or outstanding. The rights and restrictions granted or imposed on the shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are described below.

Under our Certificate of Incorporation, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Our board of directors will determine and the prospectus relating to any particular issuance of preferred stock will describe the terms of such preferred stock, including, to the extent applicable, the following:

•the distinguishing designation of the series of preferred stock;

•the number of shares of the series of preferred stock offered, the liquidation preference per share and the offering price of the series;

•the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the series of preferred stock;

•whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the series of preferred stock will accumulate;

•the procedures for any auction and remarketing, if any, for the series of preferred stock;

•the provisions for a sinking fund, if any, for the series of preferred stock;

•the provision for redemption, if applicable, of the series of preferred stock;

•any listing of the series of preferred stock on any securities exchange;

•the terms and conditions, if applicable, upon which the series of preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•voting rights, if any, of the series of preferred stock;

•a discussion of any material or special U.S. federal income tax considerations applicable to the series of preferred stock;

•the relative ranking and preferences of the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•any other specific terms, preferences, rights, limitations or restrictions of the series of preferred stock.

Unless our board of directors determines otherwise and we specify otherwise in the applicable prospectus, the preferred stock will rank, relating to dividends and upon our liquidation, dissolution or winding up:

•senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Series A Convertible Preferred Stock

In October 2013, we created a new class of preferred stock, the Series A Convertible Preferred Stock, designated as “Series A Convertible Preferred Stock.” The shares of Series A Convertible Preferred Stock have a stated value of $1,000 per share and are initially convertible into shares of common stock at a price of $2.00 per share (subject to adjustment as described below). The rights of the Series A Convertible Preferred Stock are set forth in the Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), which gives the holders of the Series A Convertible Preferred Stock the rights, preferences and privileges described in the following paragraphs.

The Series A Convertible Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of common stock at the conversion price in effect at the time of conversion; provided, that a holder of Series A Convertible Preferred Stock may at any given time convert only up to that number of shares of Series A Convertible Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the common stock (calculated pursuant to Rule 13d-3 of the Exchange Act) of such holder and all persons affiliated with such holder, is not more than 4.99% of the common stock then outstanding (subject to adjustment up to 9.99% solely at the holder’s discretion upon 60 days’ prior notice). The number of shares into which one share of Series A Convertible Preferred Stock shall be convertible is determined by dividing the stated value of $1,000 per share by the initial Conversion Price. The "Conversion Price" per share for the Series A Convertible Preferred Stock is initially equal to $2.00 (subject to appropriate adjustment for certain events, including stock splits, stock dividends, combinations, recapitalizations or other recapitalizations affecting the Series A Convertible Preferred Stock).

The Series A Convertible Preferred Stock will automatically be converted into common stock at the then-applicable Conversion Price (1) upon the written consent of the holders holding at least a majority of the outstanding shares of Series A Convertible Preferred Stock or (2) if required by us to be able to list our common stock on a national securities exchange; provided, any such conversions will continue to be limited by, and subject to the beneficial ownership conversion limitations set forth above.

Except as otherwise required by law, the holders of shares of Series A Convertible Preferred Stock do not have the right to vote on matters that come before the stockholders; provided, that we may not, without the prior written consent of a majority of the outstanding Series A Convertible Preferred Stock: (1) amend, alter, or repeal any provision of our Certificate of Incorporation (including the Series A Certificate of Designation) or Bylaws in a manner adverse to the Series A Convertible Preferred Stock; (2) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series A Convertible Preferred Stock, or increase the authorized number of shares of Series A Convertible Preferred Stock; or (3) enter into any agreement with respect to any of the foregoing.

In the event of any dissolution or winding up of our company, whether voluntary or involuntary, the proceeds would be paid pari passu among the holders of shares of our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock.

We may not declare, pay or set aside any dividends on shares of any class or series of our capital stock (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the Series A Convertible Preferred Stock shall first receive, or simultaneously receive, an equal dividend on each outstanding share of Series A Convertible Preferred Stock.

Series B Convertible Preferred Stock

In June 2016, we created a new class of Preferred Stock designated as “Series B Preferred Stock,” which are now convertible into common stock. The rights of the Series B Convertible Preferred Stock are set forth in the Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock Stock (the “Series B Certificate of Designation”). A total of 11,500,000 shares of Series B Convertible Preferred Stock are authorized for issuance under the Series B Certificate of Designation. The shares of Series B Convertible Preferred Stock have a stated value of $4.75 per share and are convertible into shares of our common stock at a conversion price of $4.75 per share, subject to certain adjustments.

Holders of Series B Convertible Preferred Stock are entitled to dividends on an as-if-converted basis in the same form as any dividends actually paid on shares of our Series A Convertible Preferred Stock or other securities. So long as any Series B Convertible Preferred Stock remains outstanding, we may not redeem, purchase or otherwise acquire any material amount of our Series A Convertible Preferred Stock or other securities.

The shares of Series B Convertible Preferred Stock are convertible, at the option of each holder, at any time or from time to time into shares of our common stock at the conversion price in effect at the time of conversion, except that, subject to certain limited exceptions, no holder of Series B Convertible Preferred Stock may convert the Series B Convertible Preferred Stock if, after giving effect to the conversion, the holder and all affiliated persons would own beneficially more than 4.99% of our common stock (subject to adjustment to up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us). The conversion price of $4.75 is subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other recapitalization affecting our common stock.

Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock are entitled to elect to convert all of the outstanding shares of the Series B Convertible Preferred Stock into shares of common stock, subject to the beneficial ownership limitations of each holder set forth above.

Except as otherwise required by law, the holders of Series B Convertible Preferred Stock have no right to vote on matters submitted to a vote of our stockholders. Without the prior written consent of a majority of the outstanding shares of Series B Convertible Preferred Stock, however, we may not: (i) amend our Certificate of Incorporation (including the Series B Certificate of Designation) in a manner adverse to the Series B Convertible Preferred Stock; (ii) create or authorize the creation of any other security convertible into or exercisable for any equity security ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, the Series B Convertible Preferred Stock, or increase the authorized number of shares of Series B Convertible Preferred Stock; or (iii) enter into any agreement with respect to any of the foregoing.

In the event of the dissolution and winding up of our company, the proceeds available for distribution to our stockholders would be paid pari passu among the holders of shares of our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, pro rata based upon the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted into our common stock.